Exhibit 99.7

    Quintek Technologies, Inc. Seeing Evidence of Renewed Economic Strength

Tuesday May 6, 9:00 am ET

CAMARILLO, Calif., May 6, 2003 (PRIMEZONE) -- Quintek Technologies, Inc. (OTC BB:QTEK.OB - News) reported today that it is beginning to see evidence of renewed economic strength throughout many of the sectors in which it operates.

Robert Steele, the newly appointed Chairman and CEO of Quintek, stated, "Quintek is seeing evidence of renewed economic strength from its customers across the board. We are receiving interest from private corporations, government agencies and local utilities throughout the US and internationally, and it appears that overall hardware demand may be increasing." Steele continued, "We recently booked purchase orders from a major US Aerospace and Defense contractor in the Northwest and a large engineering firm in the Northeast. We have seen interest from a division of the federal government, a local agency here in California, as well as another major engineering firm back east."

Steele further commented, "Interest in Quintek's products is growing as a result of increased sales efforts by the new management and expanding hardware demand from our customers. Steele added, "Corporate managers are realizing that Quintek provides a logical marriage between Computer Aided Design (CAD), and the industry accepted method of archival through aperture cards. I am pleased with the demand and I am encouraged that Quintek's business will continue to grow."

About Quintek

Quintek is the only manufacturer of a desktop microfilm printer. The company currently sells hardware, software and services for printing large format drawings such as blueprints and CAD files (Computer Aided Design), directly to microfilm. Quintek does business in the content and document management services market, forecast by IDC Research to grow to $2.4 billion by 2006 at a combined annual growth rate of 44%. Quintek targets the aerospace, defense and AEC (Architecture, Engineering and Construction) industries.

Quintek's printers are patented, modern, chemical-free, desktop-sized units with an average sale price of over $50,000. Competitive products for direct output of computer files to microfilm are more expensive, large, specialized devices that require constant replenishment and disposal of hazardous chemicals.

"Safe-Harbor"  Statement Under the Private  Securities  Litigation Reform Act of
1995

This press release contains  forward-looking  information  within the meaning of
Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), including statements regarding potential sales, the success of the company's business, as well as statements that include the word "believe" or similar expressions. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of Quintek to differ materially from those implied or expressed by such forward-looking statements. Such factors include, among others, the risk factors included in Quintek's Annual Report on Form 10-KSB for the fiscal year ended June 30, 2002 and any subsequent reports filed with the SEC under the Exchange Act. This press release speaks as of the date first set forth above and Quintek assumes no responsibility to update the information included herein for events occurring after the date hereof. Actual results could differ materially from those anticipated due to factors such as the lack of capital, timely development of products, inability to deliver products when ordered, inability of potential customers to pay for ordered products, and political and economic risks inherent in international trade.

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Contact:

          Quintek Technologies, Inc.
          Andrew Haag, Chief Financial Officer
          (805) 383-3914 ext. 14
          ahaag@quintek.com

          Investor Relations:
          Cinapsys, Inc.
          Todd Gilligan, Director
          (866) EASY-IRM
          Direct (714) 542-2785
          todd@wallstreetaudio.com

          TwoTrades.com
          (888) 577-6898
          qtek_pr@twotrades.com

Source: Quintek Technologies


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